Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Record Third Quarter 2021 Results

Record Net Income, Adjusted EBITDA Margin and Free Cash Flow

Core Organic Sales Growth of 16%

Increases Full Year 2021 Adjusted EBITDA Outlook

Net sales of $5.5 billion increased 62.7%

Gross profit of $1.7 billion increased 102.9%

Adjusted EBITDA increased 244.4% to $975.9 million

Adjusted EBITDA margin increased 930 basis points to 17.7%

Free Cash Flow of $1.1 Billion

Repurchased Over 5% of Outstanding Common Shares

November 4, 2021 (Dallas, TX) – Builders FirstSource, Inc. (NYSE: BLDR) today reported its results for the third quarter and nine months ended September 30, 2021.

Third Quarter 2021 BFS Highlights (includes BMC in Q3 2021 and not in Q3 2020)

All Year-Over-Year Comparisons Unless Otherwise Noted:

•	Net sales of $5.5 billion for the quarter increased 140.0% driven by the merger with BMC, commodity inflation, and strong organic growth

•	Gross profit of $1.7 billion increased 200.1% driven by the merger with BMC, commodity inflation, and double-digit organic growth

•	Net income of $613.1 million, or $2.98 per diluted share, and adjusted net income of $696.7 million, or $3.39 per diluted share

Year to Date September 2021 BFS Highlights (includes BMC in Year to Date September, 2021 and not Year to Date September, 2020)

All Year-Over-Year Comparisons Unless Otherwise Noted:

•	Net sales of $15.3 billion for the period increased 153.1% driven by the merger with BMC, commodity inflation, and strong organic growth

•	Gross profit of $4.4 billion increased 181.0% driven by the merger with BMC, commodity inflation, and strong organic growth

•	Net income of $1.3 billion, or $6.18 per diluted share, and adjusted net income of $1.6 billion, or $7.55 per diluted share

Builders FirstSource Reports Third Quarter 2021 Results (continued)

Third Quarter 2021 Highlights Compared to Combined Non-GAAP Pro Forma Third Quarter 2020

•	Net sales of $5.5 billion for the period increased 62.7% compared to the combined pro forma prior year period

•	Commodity inflation increased net sales 38.6%

•	Core organic sales increased 16.1%, excluding commodity and acquisition impacts

•	Acquisitions, excluding the BMC merger, contributed net sales growth of 8.0%

•	Gross profit of $1.7 billion increased 102.9% compared to the combined pro forma prior year period

•	As a percentage of net sales, SG&A decreased 300 basis points to 15.9%

•	Net income of $613.1 million, or $2.98 per diluted share, and adjusted net income of $696.7 million, or $3.39 per diluted share

•	Adjusted EBITDA increased 244.4% to $975.9 million driven by commodity values, strong demand in the residential housing market, and disciplined cost management

•	Adjusted EBITDA margin increased 930 basis points to 17.7%

•	Strong quarter-end balance sheet with a net debt to LTM Adjusted EBITDA ratio of 0.8x and liquidity of $1.5 billion

Dave Flitman, CEO of Builders FirstSource, commented, “I couldn’t be more proud of our team’s effort and hard work that have resulted in record third quarter and first nine months earnings for Builders FirstSource. We delivered above market core organic growth of 16.1%, along with record gross profit, adjusted EBITDA, adjusted EBITDA margin of 17.7% and free cash flow of $1.1 billion. Our team is executing at a very high level as we continue to outperform the market, especially given the strong demand environment coupled with unprecedented supply chain challenges that have continued to affect the homebuilding industry.”

Mr. Flitman continued, “We remain focused on executing our strategy of investing both organically and through M&A to continue to enhance our portfolio of value-added offerings and faster-growth categories. We are excited to welcome the California TrusFrame team to Builders FirstSource, adding substantial and profitable scale to our value- added products business on the West Coast. In addition, the BMC integration continues to progress exceptionally well, and our realization of cost synergies remains ahead of schedule. Looking to the remainder of the year, we continue to expect both strong demand in single-family housing and solid execution of our strategy to drive above market growth, all of which are reflected in our upwardly revised 2021 outlook.”

Peter Jackson, CFO of Builders FirstSource, commented, “During the third quarter, we used a portion of our significant free cash flow to deploy capital in the repurchase of $578 million of stock, and $816 million in acquisitions. Looking ahead, we remain focused on consistently executing our balanced capital allocation strategy with the goal of meeting our commitment to deliver long-term shareholder value.”

Builders FirstSource Financial Performance Highlights—Third Quarter 2021 Compared to Combined Non-GAAP Pro Forma Third Quarter 2020

Pro Forma Net Sales

•

Net sales for the period were $5.5 billion, a 62.7% increase compared to the combined pro forma prior year period. Core organic sales, which excludes acquisitions, commodity price fluctuations and differences in the number of selling days between periods, increased by 16.1%, while commodity price inflation contributed 38.6% to net sales.

Builders FirstSource Reports Third Quarter 2021 Results (continued)

•

Value-added core organic sales grew by an estimated 31.2%, led by 44.6% growth in our Manufactured Products category. Robust demand nationally was somewhat hindered by material availability constraints.

•

Demand for single family housing continues to drive top-line growth. For the quarter, our core organic customer growth increased 27.5% for Single Family, declined 16.4% for R&R/Other and declined 2.0% for Multi Family. R&R was down as increased commodity costs constrained R&R projects.

•	Acquisitions completed during the prior three quarters, excluding the BMC merger, contributed net sales growth of 8.0%.

Gross Profit

•

Gross profit was $1.7 billion, an increase of $868.3 million or 102.9% compared with the combined pro forma prior year period. Our gross margin increased 620 basis points to 31.1%, primarily driven by disciplined pricing in a volatile, supply-constrained marketplace, as well as effective and timely sourcing.

Selling, General and Administrative Expenses

•

SG&A was $875.0 million, an increase of approximately $234.8 million, or 36.7%, compared to the combined pro forma prior year period, driven primarily by expense related to the BMC merger and other acquisitions including amortization expense of acquired intangibles and one-time charges. Variable compensation was also higher due to the increase in profitability and core organic growth. As a percentage of net sales, total SG&A decreased by 300 basis points to 15.9% due to the impact of higher net sales and continued expense control.

Interest Expense

•

Interest expense increased by $2.4 million to $36.0 million compared to the same combined pro forma prior year period. The year-over-year increase is primarily due to the $1.0 billion senior unsecured Notes due 2032 issued in the third quarter, offset by the payoff of the senior unsecured Notes due 2023.

Income Tax Expense

•

Driven by higher profitability, income tax expense was $188.3 million, compared to $39.6 million in the combined pro forma prior year period. The effective tax rate in the third quarter was 23.5%, up 30 basis points versus the prior year period.

Net Income

•

Net income was $613.1 million, or $2.98 earnings per diluted share, compared to combined pro forma net income of $130.8 million, or $0.63 earnings per diluted share, in the same period a year ago. Adjusted net income was $696.7 million, or $3.39 adjusted earnings per diluted share, compared to combined pro forma adjusted net income of $154.4 million, or $0.74 adjusted earnings per diluted share, in the prior year period. The 351.2% increase in adjusted net income was primarily driven by the increase in net sales and gross margin described above partially offset by higher tax expense and higher SG&A expense. Adjusted earnings per diluted share excludes amortization and one-time expenses related to merger and acquisition activity.

Adjusted EBITDA

•	Adjusted EBITDA increased 244.4% to $975.9 million, driven by solid demand across our key customer end-markets, commodity inflation and cost leverage.

•	Adjusted EBITDA margin improved to a record 17.7%, which increased 930 basis points compared to the year-over-year pro forma period.

Builders FirstSource Reports Third Quarter 2021 Results (continued)

Builders FirstSource Financial Performance Highlights – Year to Date September 30, 2021 Compared to Combined Non-GAAP Pro Forma Year to Date September 30, 2020

•

Net sales for the period were $15.3 billion, a 69.2% increase compared to the pro forma year-over- year period. Core organic sales, which excludes acquisitions, commodity price fluctuations and differences in the number of selling days between periods, increased by 24.4% while commodity price inflation contributed 40.5% to net sales.

•

Value-added core organic sales grew by an estimated 30.3%, led by 48.4% growth in our Manufactured Products category. Robust demand nationally was somewhat hindered by material availability constraints.

•

Demand for single family housing continues to drive core organic growth. For the year-over-year period, our core organic growth increased 33.7% for Single Family and increased 0.9% for R&R/Other. There was no change in Multi Family.

•	Acquisitions completed during the prior four quarters, excluding the BMC merger, contributed net sales growth of 4.9%.

Gross Profit

•

Gross profit was $4.4 billion, an increase of $2.0 billion or 88.3% compared with the combined pro forma prior year period. Our gross margin increased 290 basis points to 28.6%, primarily driven by disciplined pricing in a volatile, supply-constrained marketplace.

Selling, General and Administrative Expenses

•

SG&A was $2.6 billion, an increase of approximately $773.2 million or 42.3%, compared to the combined pro forma prior year period, driven primarily by expenses related to the BMC merger and other acquisitions, including amortization expense of acquired intangibles and one-time charges. Variable compensation was also higher due to the increase in profitability and core organic growth. As a percentage of net sales, total SG&A decreased by 320 basis points to 17.0% due to the effect of higher net sales and continued expense control.

Interest Expense

•

Interest expense decreased by $27.9 million to $95.6 million compared to the same combined pro forma prior year period. The year-over-year decrease includes higher one-time charges of $28.0 million related to debt financing transactions during the first nine months of 2020, compared to $4.6 million in the first nine months of 2021.

Income Tax Expense

•

Driven by higher profitability, income tax expense was $387.1 million, compared to $84.0 million in the combined pro forma prior year period. The effective tax rate was 23.2%, slightly lower than the estimated annual effective tax rate driven primarily by the periodic impact of stock-based compensation adjustments during the nine months ended September 2021.

Net Income

•

Net income was $1.3 billion, or $6.18 earnings per diluted share, compared to combined pro forma of $284.2 million, or $1.38 earnings per diluted share, in the same period a year ago. Adjusted net income was $1.6 billion, or $7.55 adjusted earnings per diluted share, compared to a combined pro forma of $351.7 million, or $1.69 adjusted earnings per diluted share, in the prior year period. The 345.6% increase in adjusted net income was primarily driven by the increase in net sales and gross margin. Adjusted earnings per diluted share excludes amortization and one-time expenses related to merger and acquisition activity, as well as losses recognized on the refinancing and extinguishment of debt.

Builders FirstSource Reports Third Quarter 2021 Results (continued)

Adjusted EBITDA

•	Adjusted EBITDA increased 226.6% to $2.3 billion, driven by solid demand across single family, repair and remodel and other customer end-markets, commodity inflation, and cost leverage.

•	Adjusted EBITDA margin improved to 14.9%, which increased 720 basis points compared to the year-over-year pro forma period.

Builders FirstSource Capital Structure, Leverage, and Liquidity Information

•

For the first nine months of the year, cash provided by operating activities was $903.2 million; and cash used in investing activities was $970.4 million, including capital expenditures of $148.5 million, net of proceeds. The Company’s free cash was an inflow of $754.8 million, primarily driven by the impact of commodity inflation and core organic growth.

•	Liquidity as of September 30, 2021 was $1.5 billion, consisting of over $1.3 billion in net borrowing availability under the revolving credit facility and $225 million cash on hand.

•

As of September 30, 2021, Adjusted EBITDA, on a combined pro forma trailing twelve-month basis, was $2.6 billion and net debt was $2.2 billion, resulting in a decrease of our net leverage ratio from 1.6x to 0.8x.

•

In the third quarter, BFS repurchased approximately 10,958,400 shares of its common stock at an average price of $52.74, for a total cost of approximately $578 million. As of September 30, 2021, BFS had approximately $422 million remaining under its previously-announced $1.0 billion share repurchase authorization. In October, the Company repurchased an additional 4.5 million shares at an average price of $55.99 leaving $172 million in our current authorization.

Pro Forma Combined Unaudited and Adjusted Information, Third Quarter 2021

The Company has provided supplemental unaudited financial data of the combined company in this press release. The below financial data combines Builders FirstSource and BMC historical operating results as if the businesses had been operated together on a combined basis during prior periods along with adjustments to reclassify certain BMC historical financial information to conform to Builders FirstSource historical financial information. This financial data is not intended to be, and was not, prepared on a basis consistent with the unaudited pro forma condensed combined financial information included in Builders FirstSource’s Pre-effective amendment to an S-4 filing dated November 17, 2020 with the U.S. Securities and Exchange Commission (the “Pro Forma S-4 Filing”), which provides the pro forma data information prepared in accordance with Article 11 of SEC Regulation S-X.

Builders FirstSource Reports Third Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Combined Financial Data

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
(in millions)		(Pro Forma)		(Pro Forma)
Net sales	$5,508.6	$3,385.8	$15,259.0	$9,019.2
Gross margin	1,712.5	844.2	4,365.2	2,318.0
Gross margin %	31.1%	24.9%	28.6%	25.7%
Net income	613.1	130.8	1,283.0	284.2
Adjusted EBITDA	975.9	283.4	2,266.9	694.1
Adjusted net income	696.7	154.4	1,567.0	351.7

Builders FirstSource Reports Third Quarter 2021 Results (continued)

BMC Merger Integration

Operating in most of the nation’s largest and fastest growing regions, the combined company is exceptionally positioned for long-term value creation. Since closing the merger with BMC on January 1, 2021, Builders FirstSource has made substantial progress in integrating the two companies while delivering solid execution.

The Company’s increased scale, a strong balance sheet bolstered by robust cash generation, and anticipated annual run-rate synergies of $140 million to $160 million by the end of 2022 are expected to provide greater resources to invest in growth, innovation and ongoing value creation for all stakeholders. The Company delivered $36 million in cost synergies in the third quarter and $74 million for the first nine months of 2021. In addition, the Company now expects 2021 cost synergies to be in the range of $90 million to $110 million.

M&A Update

On July 26, 2021, the Company completed the sale of its standalone Eastern U.S. gypsum distribution operations to L&W Supply for total cash proceeds of $76.2 million. The gypsum business generated sales of approximately $160 million in 2020.

On September 1, 2021, the Company acquired California TrusFrame, LLC, (CTF) who was previously the largest independent producer of value-added building products in California, for $193.4 million. CTF reported trailing twelve months’ sales of approximately $143.2 million as of July 31, 2021.

On September 9, 2021, the Company acquired the Apollo software assets from construction technology startup Katerra for approximately $4.5 million. The Apollo platform provides design collaboration and workflow, construction budgeting and scheduling, and field task assignment with mobile functionality.

2021 Outlook

For 2021, the Company expects significant improvement in its financial performance compared to 2020, including the following:

•	Net sales to grow to a range of $19.3 billion to $19.8 billion or approximately 51% to 55% over 2020 combined pro forma net sales of $12.8 billion.

•	Adjusted EBITDA to be in a range of $2.85 billion to $2.95 billion or approximately 166% to 176% over 2020 combined pro forma Adjusted EBITDA of $1.07 billion.

•	Expected BMC merger integration realized cost savings of $90 million to $110 million.

•	Free cash flow in the range of $1.8 billion to $2.0 billion.

The 2021 outlook is based on several assumptions, including the following:

•	Single family starts percentage growth across our geographies in the mid teens; multi-family starts percentage increase in the high single digits; and R&R growth in the low single digits.

•	Commodity price appreciation of 25% to 29% compared to the prior year.

•	Recently completed acquisitions projected to add net sales growth of 5% to 6%.

•	Two fewer selling days in 2021 versus 2020 or approximately 1%.

•

Depreciation and amortization expenses in the range of $555 million to $565 million, including approximately $320 million of amortization related to intangible assets acquired in the BMC merger. Total depreciation projected to be $190 million and total amortization of $370 million for the full year 2021.

•	Total capital expenditures spend in the range of $200 million to $220 million.

•	Interest expense in the range of $130 million to $140 million.

•	An effective tax rate between 23.0% to 25.0%.

Builders FirstSource Reports Third Quarter 2021 Results (continued)

Conference Call

Builders FirstSource will host a conference call Thursday, November 4, 2021, at 8:00 a.m. Central Time (CT) and will simultaneously broadcast it live on the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section before the market opens on Thursday, November 4th at 6:00am CT. To participate in the teleconference, please dial into the call a few minutes before the start time: 866-518-6930 (U.S. and Canada) and 1-203-518-9797 (international), Conference ID: BLDRQ32021. A replay of the call will be available at 12:00 p.m. Central Time through Sunday, November 11, 2021. To access the replay, please dial 800-839-2871 (U.S. and Canada) and 402-271-9155 (international) and refer to pass code BLDRQ32021. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the Investors section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 39 states with approximately 550 locations and have a market presence in 47 of the top 50 and 84 of the top 100 MSA’s, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, synergies, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the recent novel coronavirus disease 2019 (also known as “COVID-19”) pandemic, the Company’s growth strategies, including gaining market share and its digital strategies, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can

Builders FirstSource Reports Third Quarter 2021 Results (continued)

be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, diluted Adjusted net income per share and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, interest expense, net, income tax expense and other non-cash or special items including stock compensation expense, acquisition and integration expense, debt issuance and refinancing costs, gains (loss) on sale and asset impairments and other items. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including acquisition and integration expense and debt issuance and refinancing cost offset by the tax effect of those adjustments to net income. Adjusted net income per diluted share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-GAAP financial measures to investors. However, the Company’s calculation of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

Builders FirstSource Reports Third Quarter 2021 Results (continued)

The Company’s Adjusted EBITDA outlook, free cash flow and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported Net income, operating cash flow and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA or free cash flow outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

Pro Forma Combined Financial Data

For avoidance of doubt, the Pro Forma Combined Unaudited and Adjusted Information also was not intended to be, and was not, prepared on a basis consistent with the unaudited pro forma condensed combined financial information included in Builders FirstSource’s Pre-effective amendment to an S-4 filing dated November 17, 2020 with the U.S. Securities and Exchange Commission (the “Pro Forma S-4 Filing”), which provides the pro forma financial information prepared in accordance with Article 11 of SEC Regulation S-X. For instance, the Supplemental Unaudited Combined Financial Information does not give effect to the BMC merger under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 805, Business Combinations (“ASC Topic 805”), with Builders FirstSource treated as the legal and accounting acquirer, and was not prepared to reflect the merger as if it occurred on the first day of any of the fiscal periods presented. The Pro Forma Combined Unaudited and Adjusted Information has not been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, or (3) expected to have a continuing impact on the combined results of Builders FirstSource and BMC. Consequently, the Pro Forma Combined Unaudited and Adjusted Information is intentionally different from, but does not supersede, the pro forma financial information set forth in the Pro Forma S-4 Filing or the pro forma financial information set forth in the Company’s most recent quarterly report on Form 10-Q.

In addition, the Pro Forma Combined Unaudited and Adjusted Information does not purport to indicate the results that actually would have been obtained had the companies been operated together during the periods presented, or which may be realized in the future. The Pro Forma Combined Unaudited and Adjusted Information have no impact on Builders FirstSource’s or BMC’s previously reported consolidated balance sheets or statements of operations, cash flows or equity.

#    #    #

Builders FirstSource Reports Third Quarter 2021 Results (continued)

Contact:

Michael Neese

SVP, Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

Builders FirstSource Reports Third Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2021	2020	2021	2020
Net sales	$5,508,590	$2,295,450	$15,259,047	$6,028,114
Cost of sales	3,796,138	1,724,799	10,893,890	4,474,718

Gross margin	1,712,452	570,651	4,365,157	1,553,396
Selling, general and administrative expenses	875,012	430,893	2,599,523	1,223,436

Income from operations	837,440	139,758	1,765,634	329,960
Interest expense, net	35,954	28,043	95,593	106,786

Income before income taxes	801,486	111,715	1,670,041	223,174
Income tax expense	188,341	25,783	387,081	49,551

Net income	$613,145	$85,932	$1,282,960	$173,623

Net income per share:
Basic	$3.00	$0.74	$6.23	$1.49

Diluted	$2.98	$0.73	$6.18	$1.48

Weighted average common shares:
Basic	204,268	116,731	205,976	116,542

Diluted	205,630	118,026	207,513	117,690

Builders FirstSource Reports Third Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30,
(in thousands)	2021	2020
Cash flows from operating activities:
Net income	$1,282,960	$173,623
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	401,500	87,298
Deferred income taxes	(65,696)	3,155
Stock-based compensation expense	25,288	12,098
Net gain on sale of assets	(32,235)	(1,413)
Other non-cash adjustments	4,805	7,884
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(756,511)	(230,627)
Inventories	(321,068)	(189,692)
Other current assets	5,491	(5,076)
Other assets and liabilities	16,653	60,439
Accounts payable	103,006	205,570
Accrued liabilities	239,024	31,887

Net cash provided by operating activities	903,217	155,146

Cash flows from investing activities:
Cash used for acquisitions, net of cash acquired	(898,113)	(15,893)
Proceeds from divestiture of business	76,162	—
Purchases of property, plant and equipment	(160,179)	(83,508)
Proceeds from sale of property, plant and equipment	11,728	3,298

Net cash used in investing activities	(970,402)	(96,103)

Cash flows from financing activities:
Borrowings under revolving credit facility	2,420,000	791,000
Repayments under revolving credit facility	(2,495,000)	(818,000)
Proceeds from long-term debt and other loans	1,000,000	895,625
Repayments of long-term debt and other loans	(471,360)	(561,541)
Payments of debt extinguishment costs	(2,475)	(22,686)
Payments of loan costs	(17,970)	(13,800)
Exercise of stock options	537	1,343
Repurchase of common stock	(565,618)	(4,153)

Net cash (used in) provided by financing activities	(131,886)	267,788

Net change in cash and cash equivalents	(199,071)	326,831

Cash and cash equivalents at beginning of period	423,806	14,096

Cash and cash equivalents at end of period	$224,735	$340,927

Builders FirstSource Reports Third Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except per share amounts)	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$224,735	$423,806
Accounts receivable, less allowances of $38,627 and $17,637 at September 30, 2021 and December 31, 2020, respectively	2,134,269	880,018
Other receivables	167,309	76,436
Inventories, net	1,616,553	784,527
Other current assets	88,368	58,895

Total current assets	4,231,234	2,223,682
Property, plant and equipment, net	1,336,890	749,130
Operating lease right-of-use assets, net	444,073	274,562
Goodwill	3,141,594	785,305
Intangible assets, net	1,629,363	119,882
Other assets, net	25,994	21,110

Total assets	$10,809,148	$4,173,671

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,004,521	$600,357
Accrued liabilities	930,189	385,536
Current portion of operating lease liabilities	94,651	61,625
Current maturities of long-term debt	3,819	27,335

Total current liabilities	2,033,180	1,074,853
Noncurrent portion of operating lease liabilities	360,271	219,239
Long-term debt, net of current maturities, discounts and issuance costs	2,419,664	1,596,905
Deferred income taxes	330,998	49,495
Other long-term liabilities	141,609	80,396

Total liabilities	5,285,722	3,020,888

Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 196,288 and 116,829 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	1,963	1,168
Additional paid-in capital	4,254,262	589,241
Retained earnings	1,267,201	562,374

Total stockholders’ equity	5,523,426	1,152,783

Total liabilities and stockholders’ equity	$10,809,148	$4,173,671

Builders FirstSource Reports Third Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,
(in millions)	2021	2020	2021	2020	2021
Reconciliation to Adjusted EBITDA:
GAAP net income	$613.1	$85.9	$1,283.0	$173.6	$1,422.9
Acquisition and integration expense	17.6	10.8	107.5	14.4	118.4
Debt issuance and refinancing cost (1)	—	—	4.6	28.0	5.9
Amortization expense	92.3	5.4	261.6	16.7	266.9
Tax-effect of adjustments to net income	(26.4)	(3.9)	(89.7)	(14.2)	(93.9)

Adjusted net income	$696.7	$98.2	$1,567.0	$218.6	$1,720.2

Weighted average diluted common shares	205.6	118.0	207.5	117.7
Diluted adjusted net income per share:	$3.39	$0.83	$7.55	$1.86
Reconciling items:
Depreciation expense	$47.7	$24.0	$139.9	$70.6	$163.8
Interest expense, net	36.0	28.0	91.0	78.8	118.6
Income tax expense	214.7	29.7	476.8	63.8	526.1
Stock compensation expense	6.2	5.4	18.9	12.1	23.8
Gain on sale and asset impairments	(25.7)	(1.2)	(27.4)	(1.3)	(29.3)
Other management-identified adjustments (2)	0.3	0.3	0.7	0.7	0.8

Adjusted EBITDA	$975.9	$184.3	$2,266.9	$443.2	$2,524.0

Adjusted EBITDA margin	17.7%	8.0%	14.9%	7.4%	14.2%

(1)	Costs associated with issuing and extinguishing long term debt in 2021 and 2020.
(2)	Primarily relates to severance and other one time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2021	2020	2021	2020
Net sales	$5,508.6	$2,295.5	$15,259.0	$6,028.1
Cost of sales	3,796.1	1,724.8	10,893.8	4,474.7

Gross margin	1,712.5	570.7	4,365.2	1,553.4
Gross margin %	31.1%	24.9%	28.6%	25.8%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	12.9%	16.8%	13.7%	18.4%
Adjusted EBITDA	975.9	184.3	2,266.9	443.2
Adjusted EBITDA margin %	17.7%	8.0%	14.9%	7.4%
Depreciation expense	(47.7)	(24.0)	(139.9)	(70.6)
Interest expense, net of debt issuance cost and refinancing	(36.0)	(28.0)	(91.0)	(78.8)
Income tax expense	(214.7)	(29.7)	(476.8)	(63.8)
Other adjustments	19.2	(4.5)	7.8	(11.5)

Adjusted net income	$696.7	$98.2	$1,567.0	$218.6

Basic adjusted net income per share:	$3.41	$0.84	$7.61	$1.88

Diluted adjusted net income per share:	$3.39	$0.83	$7.55	$1.86

Weighted average common shares
Basic	204.3	116.7	206.0 #	116.5
Diluted	205.6	118.0	207.5 #	117.7

(1)	Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock compensation, acquisition, integration and other expenses.

Builders FirstSource Reports Third Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2021		September 30, 2021
(in millions)	Interest Expense	Net Debt Outstanding	Interest Expense	Net Debt Outstanding
2032 Unsecured notes @ 4.25%	$8.1	$1,000.0	$8.1	$1,000.0
2030 Unsecured notes @ 5.00%	6.9	550.0	20.6	550.0
2027 Secured notes @ 6.75%	11.7	695.0	36.1	695.0
2024 Secured Notes @ 5.625%
2024 Term Loan @ 4.4% Floating LIBOR
Revolving credit facility @ 2.80% Floating LIBOR	3.2	—	8.2	—
Amortization of debt issuance costs, discount and premium	1.1	—	2.7	—
Finance leases and other finance obligations	5.0	207.7	15.3	207.7
Debt issuance and refinancing cost	—		4.6
Other	—	—	—	—
Cash	—	(224.7)	—	(224.7)

Total	$36.0	$2,228.0	$95.6	$2,228.0

(in millions)	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Free Cash Flow
Operating activities	$1,107.0	$903.2
Less: Capital expenditures, net of proceeds	(59.5)	(148.5)

Free cash flow	$1,047.5	$754.8

Builders FirstSource Reports Third Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three Months Ended September 30,					Nine Months Ended September 30,
	2021		2020			2021		2020
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$1,253.9	22.8%	$421.3	18.4%	197.6%	$3,162.1	20.7%	$1,141.6	18.9%	177.0%
Windows, doors & millwork	864.6	15.7%	420.2	18.3%	105.8%	2,413.1	15.8%	1,215.5	20.2%	98.5%

Value-added products	2,118.5	38.5%	841.5	36.7%	151.8%	5,575.3	36.5%	2,357.1	39.1%	136.5%
Gypsum, roofing & insulation	168.5	3.1%	149.5	6.5%	12.7%	510.9	3.3%	386.2	6.4%	32.3%
Siding, metal & concrete products	414.2	7.5%	212.4	9.3%	95.0%	1,132.2	7.4%	581.8	9.7%	94.6%
Other	406.9	7.4%	240.5	10.4%	69.2%	1,314.1	8.6%	676.8	11.2%	94.2%

Specialized products & other	989.6	18.0%	602.4	26.2%	64.3%	2,957.2	19.4%	1,644.8	27.3%	79.8%
Lumber & lumber sheet goods	2,400.5	43.5%	851.6	37.1%	181.9%	6,726.6	44.1%	2,026.2	33.6%	232.0%

Total net sales	$5,508.6	100.0%	$2,295.5	100.0%	140.0%	$15,259.0	100.0%	$6,028.1	100.0%	153.1%

Builders FirstSource Reports Third Quarter 2021 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Combined Financial Data

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
(in millions)		(Pro Forma)		(Pro Forma)
Net sales	$5,508.6	$3,385.8	$15,259.0	$9,019.2
Gross margin	1,712.5	844.2	4,365.2	2,318.0
Gross margin %	31.1%	24.9%	28.6%	25.7%
Net income	613.1	130.8	1,283.0	284.2
Adjusted EBITDA	975.9	283.4	2,266.9	694.1
Adjusted net income	696.7	154.4	1,567.0	351.7